Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Corporation

We consent to the use of our report dated February 25, 2013, with respect to the consolidated balance sheets of Penn Virginia Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statement of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

May 14, 2013